Lawson Products Reports Second Quarter 2013 Results

Company Continues to Achieve Improved Performance

CHICAGO, July 25, 2013 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2013.

Michael DeCata, president and chief executive officer, commented, “Despite a challenging macroeconomic environment, during the quarter, we continued to make progress in the transformation of our organization. We made significant gains in our key operating metrics. These include improved order completeness, better service levels and a decline in our customer backorders. With the final phase of the McCook, Illinois transition complete, we look forward to realizing expected operational efficiencies going forward. These improvements provide us a solid platform on which to grow the business.”

Financial Highlights

•	Net sales were $68.3 million in the second quarter of 2013 compared to $67.2 million in the first quarter of 2013 and $69.8 million in the second quarter of last year.

•
Lawson ended the quarter with 773 sales representatives, up 13 from March 31, 2013, and is on target to have more than 800 sales representatives by year-end. Sales representative productivity improved 3.3% on 5% fewer average sales representatives from a year ago.

•	Adjusted non-GAAP operating income was $1.7 million in the second quarter of 2013 compared to an adjusted operating loss of $5.2 million a year ago (See reconciliation in Table 1).

•	Income from Continuing Operations was essentially breakeven for the period compared to a loss of $61.5 million a year ago.

Second Quarter Results

Net sales for the second quarter of 2013 were $68.3 million versus $69.8 million for the second quarter of 2012. An improvement in sales force productivity of 3.3% from a year ago was offset by reduced sales coverage due to a 5% decline in the average number of sales representatives as compared to the prior year period. Average daily sales were consistent with the first quarter of 2013.

Gross profit for the second quarter of 2013 increased as a percent of sales to 59.5% from 51.2% a year-ago and 59.2% in the first quarter of 2013. The improvement over last year was primarily due to lower outbound net freight expense and lower reserves for excess and obsolete inventory as 2012 included a one-time $3.9 million charge specifically related to discontinuing certain products.

Excluding an increase in stock based compensation of $1.1 million and $0.7 million of depreciation expense, primarily related to the Company's new McCook, Illinois distribution center and corporate headquarters, selling, general and administrative expenses (“SG&A”) decreased $6.0 million or 13% for the second quarter of 2013 versus a year-ago (See reconciliation in Table 2). The decrease was primarily driven by reductions in compensation and consulting services, and benefits of actions taken in 2012 to reduce costs. SG&A was $40.8 million for the second quarter of 2013 compared to $45.0 million a year ago.

Excluding stock compensation and seasonal payroll related taxes, adjusted non-GAAP operating income was $1.7 million for the second quarter of 2013 (See reconciliation in Table 1). This represents an improvement of $6.9 million from an adjusted non-GAAP operating loss of $5.2 million in the prior year period and is consistent with the first quarter of 2013. The operating loss for the second quarter of 2013 was $0.2 million compared to a loss of $42.1 million in the second quarter of 2012.

Net income for the second quarter of 2013 was $0.4 million, or $0.05 per diluted share, as compared to a loss of $61.2 million, or $7.12 per diluted share, a year ago.

Second Quarter Corporate Highlights

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Lawson completed the transition of its customer-facing operations previously performed at its Addison, Illinois, distribution center to its new McCook, Illinois, facility. The Company believes it will achieve future benefits from its McCook facility through increased operating efficiencies and enhanced customer service as a result of reductions in order delivery times and increased order fulfillment rates to support sales growth.

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In June, the Company entered into a non-binding letter of intent to sell substantially all of the net assets of Automatic Screw Machine Products Company subsidiary for cash proceeds of approximately $12.5 million. The transaction is expected to be completed by the end of the third quarter of 2013.

“We are committed to growing our business and creating value for our shareholders. We will do so by providing our customers with high quality services and products, adding sales representatives, improving their productivity and enhancing our performance through improved operational efficiencies,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss the second quarter 2013 results at 9:00 a.m. EDT on July 25, 2013. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through August 8, 2013. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 8, 2013.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS) is an industrial distributor of more than 375,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, District of Columbia, Canada and Puerto Rico. You can learn more about the Company on its website at www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2012, Form 10-K filed on February 25, 2013. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

In June, the Company entered into a non-binding letter of intent to sell substantially all of the net assets of its Automatic Screw Machine Products subsidiary and as a result all prior period amounts have been reclassified to reflect discontinued operations treatment.

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$68,317	$69,830	$135,530	$141,194
Cost of goods sold	27,683	34,104	55,082	65,171
Gross profit	40,634	35,726	80,448	76,023

Operating expenses:
Selling, general and administrative expenses	40,833	45,041	84,177	88,619
Severance expense	2	6,585	2	6,770
Gain on sale of assets	—	(2,122)	—	(2,122)
Goodwill impairment	—	28,306	—	28,306
	40,835	77,810	84,179	121,573

Operating loss	(201)	(42,084)	(3,731)	(45,550)

Interest expense	(221)	(142)	(434)	(224)
Other expenses, net	(70)	(89)	(131)	(96)

Loss from continuing operations before income taxes	(492)	(42,315)	(4,296)	(45,870)
Income tax (benefit) expense	(501)	19,223	(701)	17,842

Income (loss) from continuing operations	9	(61,538)	(3,595)	(63,712)
Discontinued operations, net of income taxes	388	381	769	757
Net income (loss)	$397	$(61,157)	$(2,826)	$(62,955)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$—	$(7.17)	$(0.42)	$(7.42)
Discontinued operations	0.05	0.05	0.09	0.08
Net income (loss) per share	$0.05	$(7.12)	$(0.33)	$(7.34)

Basic and diluted weighted average shares outstanding	8,629	8,587	8,618	8,581

Cash dividends declared per share of common stock	$—	$0.12	$—	$0.24

Comprehensive income (loss)
Net income (loss)	$397	$(61,157)	$(2,826)	$(62,955)
Other comprehensive income (loss), net of tax
Adjustment for foreign currency translation	(303)	(238)	(475)	189
Net comprehensive income (loss)	$94	$(61,395)	$(3,301)	$(62,766)

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$280	$1,640
Restricted cash	401	—
Accounts receivable, less allowance for doubtful accounts	33,574	29,451
Inventories, net	47,021	44,681
Miscellaneous receivables and prepaid expenses	5,491	5,308
Deferred income taxes	17	17
Discontinued operations	10,236	9,232
Total current assets	97,020	90,329
Property, plant and equipment, net	64,245	66,981
Cash value of life insurance	8,631	14,943
Deferred income taxes	55	55
Other assets	446	449
Discontinued operations	347	174
Total assets	$170,744	$172,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$23,266	$16,127
Accounts payable	13,206	11,421
Accrued expenses and other liabilities	25,613	31,330
Discontinued operations	1,225	950
Total current liabilities	63,310	59,828
Security bonus plan	16,867	18,837
Deferred compensation	5,632	5,741
Financing lease obligation	10,608	10,786
Deferred rent liability	4,758	4,621
Other liabilities	1,542	2,258
Discontinued operations	88	127
Total liabilities	102,805	102,198

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, Issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares; Issued - 8,660,279 and 8,614,837 shares, respectively; Outstanding - 8,650,919 and 8,605,901 shares, respectively	8,660	8,615
Capital in excess of par value	7,417	6,951
Retained earnings	49,938	52,764
Treasury stock – 9,360 and 8,936 shares, respectively	(159)	(155)
Accumulated other comprehensive income	2,083	2,558
Total stockholders’ equity	67,939	70,733
Total liabilities and stockholders’ equity	$170,744	$172,931

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Table 1 and Table 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Operating loss, as reported per GAAP	$(201)	$(3,530)	$(42,084)

Severance expense	2	—	6,585
Stock based compensation (1)	76	1,596	(1,015)
Payroll-related taxes (2)	1,838	2,392	1,275
National sales conference	—	1,225	—
Gain on sale of assets (3)	—	—	(2,122)
Goodwill impairment	—	—	28,306
Inventory rationalization (4)	—	—	3,893

Adjusted non-GAAP operating income (loss)	$1,715	$1,683	$(5,162)
(1)    Expense for stock based compensation, of which a portion varies with the Company's stock price

(2)	Includes employer-related payroll taxes which increased following the conversion of all U.S. sales agents to employee status on January 1, 2013
(3)    Gain on the sale of the Des Plaines, Illinois headquarters and packaging facility
(4)    A non-cash charge in the second quarter of 2012 recorded as a result of discontinuing certain products

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP SG&A EXPENSES
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2013	June 30, 2012	Change
SG&A expenses, as reported per GAAP	$40,833	$45,041	$(4,208)

Stock based compensation (1)	(76)	1,015	(1,091)
Depreciation expense	(2,244)	(1,566)	(678)

Adjusted non-GAAP SG&A expenses	$38,513	$44,490	$(5,977)

(1)    Expense for stock based compensation, of which a portion varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS

	(Dollars in thousands)
	Three Months Ended
	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012	Jun. 30, 2012

Number of business days	64	63	61	63	64

Average daily net sales	$1,067	$1,067	$1,057	$1,077	$1,091
Sequential quarter increase (decrease)	—	0.9%	(1.9)%	(1.3)%	(2.2)%

Average active sales rep. count (1)	764	762	769	773	807
Period end active sales rep. count	773	760	767 (2)	769	778

Sales per rep. per day	$1.397	$1.400	$1.375	$1.394	$1.352
Sequential quarter increase (decrease)	(0.2)%	1.8%	(1.4)%	3.1%	4.4%

Net sales	$68,317	$67,213	$64,505	$67,863	$69,830
Gross profit	40,634	39,814	38,900	42,495	35,726 (3)

Gross profit percentage	59.5%	59.2%	60.3%	62.6%	51.2%

Operating expenses
Selling, general & administrative expenses	40,833	43,344	38,590	42,836	45,041
Severance expense (benefit)	2	—	(159)	1,410	6,585
Gain on sale of assets	—	—	(1,588)	(11)	(2,122)
Goodwill impairment	—	—	—	—	28,306
	40,835	43,344	36,843	44,235	77,810

Operating income (loss)	$(201)	$(3,530)	$2,057	$(1,740)	$(42,084)

(1)	Average active sales representative count represents the average of the month-end sales representative counts

(2)	Following the transition of the U.S. independent agents to employee status, the Company began January 1, 2013 with 757 sales representatives

(3)	Gross profit for the three months ended June 30, 2012 includes a $3.9 million charge for discontinuing certain stocked products

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665